                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    Florida                               n/a
        (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)            IDENTIFICATION NO.)

                                250 Shields Court
                                     Suite 3
                             Markham, Ontario Canada
                                     L3R9W7
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

      Environmental Solutions Worldwide, Inc. Consultant Warrant Agreement
                            (FULL TITLE OF THE PLAN)

                      Mark Nicole, Chief Executive Officer
                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                                250 Shields Court
                                     Suite 3
                                Markham, Ontario
                                 Canada L3R 9W7
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             Conrad C. Lysiak, Esq.
                              601 West First Avenue
                                    Suite 503
                            Spokane, Washington 99201
                                 (509) 624-1475

                                 (905) 947-9923
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                         CALCULATION OF REGISTRATION FEE

                          CONSULTANT WARRANT AGREEMENT

    Title of             Amount
Securities to be         to be             Offering Price     Aggregate          Amount of
  Registered             Registered        Per Share          Offering Price     Registration Fee (2)
Common Stock
($0.001 Par Value)       50,000 Shares(1)  $1.50              $75,000            $19.80



(1) Represents an aggregate of 50,000 shares of Common Stock authorized for issuance by the Company to Raymond L. Moss and David L. Mogel pursuant to Warrant Agreements (the "Warrant Agreements"), as described in the Prospectus.

(2) Pursuant to Rule 457(h) under the Securities Act of 1933, computed on the basis of $1.50 per share, representing the price at which the securities may be acquired pursuant to the Warrant Agreement. The last sale for the Common Stock as reported on the OTC Bulletin Board on October 20, 2000 was $1.5625 per share.

         Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.


INFORMATION REQUIRED IN PROSPECTUS

Item 1.  Plan Information

         This registration statement relates to the offer and sale of common stock, $0.001 per share (the "Common Stock"), of Environmental Solutions Worldwide, Inc. (the "Company") to Raymond L. Moss and David L. Mogel (the "Consultants"). The Consultants are members of or independent consultants to the law firm of Sims Moss Kline & Davis LLP, the Company's outside counsel from August 1999 through March 2000, and the Common Stock being registered hereunder represent payment by the Company to the Consultants for a portion of the legal fees incurred by the Company for legal services from August 1999 through November, 1999. In connection therewith, the Consultants are being offered the opportunity to purchase up to 50,000 shares of Common Stock of the Company pursuant to the Warrant Agreements dated as of December 31, 1999 (the "Warrant Agreements"). This summary should be read in connection with the Warrant Agreements, a form of which is included as an exhibit hereto.

Item 2. Registrant Information and Employee Plan Information

         The Consultants have been provided with copies of the documents incorporated herein by reference in Part II, Item 3, and have been advised by the Company that such documents will be available to the Consultants without charge upon their request to the Company's offices at 250 Shields Court, Suite 3, Markham, Ontario Canada, L3R9W7; telephone number (905) 947-9923.


INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Company's Registration Statement on Form 10 (the "Form 10") filed by the Company with the Securities and Exchange Commission (SEC File # 0-30392), and Amendment No. 1 thereto, is incorporated herein by reference. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the effective date of the Form 10, including the Annual Report on Form 10-K filed with the Commission on March 30, 2000 (the "10-K"), are incorporated herein by reference. All other reports or documents filed by the Company pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statements contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The financial statements of Environmental Solutions Worldwide, Inc. as of December 31, 1999 and December 31, 1998, have been incorporated in this Registration Statement by reference in reliance upon the report, also incorporated in this Registration Statement by reference, of Daren, Martenfeld, Carr, Testa and Company LLP, Chartered Accountants, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

         The description of the Company's Common Stock, the class of securities offered pursuant to this Registration Statement, is contained in the Form 10, and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating that description.

Item 4. Description of Securities

         The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

         From August 1999 through March 2000, the Consultants acted as legal counsel to the Company. The shares of Common Stock subject to issuance pursuant to the Warrant Agreement are being issued by the Company as partial payment for outstanding legal fees owed to the Consultant for legal services rendered to the Company from August 1999 through November 1999.

Item 6.  Indemnification of Directors and Officers

         In accordance with the Florida Corporation Act, the Company's Articles of Incorporation contain provisions which state that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or its shareholders for damages for breach of any duty owned to the Corporation or its shareholders. The Company also has the power, by a by-law provision or a resolution of its stockholders or directors, to indemnify the officers and directors against any contingency or peril as may be determined to be in the Company's best interests and in connection therewith to secure policies of insurance.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         Reference is made to the Exhibit Index.

Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of October 2000.

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
                                  ENVIRONMENTAL SOLUTIONS
                                  WORLDWIDE, INC.


                                  By: /s/ Bengt George Odner
                                      -----------------------
                                      Bengt George Odner, Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of October 9, 2000, by the following persons in the capacities indicated.



By: /s/ Bengt George Odner
    ----------------------

Bengt George Odner
Director and Chairman of the Board


By: /s/ Mark Nicole
    ---------------

Mark Nicole
Director and Chief Executive Officer

EXHIBIT INDEX

         The following exhibits are filed as a part of the Registration
Statement:


     Exhibit 4.1  Form of Consultant Warrant Agreement

     Exhibit 5.1  Opinion of Sims Moss Kline & Davis

     Exhibit 23.1 Consent of Daren, Martenfeld, Carr, Testa and Company LLP

     Exhibit 23.2 Consent of Sims Moss Kline & Davis (contained in Exhibit 5.1)